Exhibit 5.3

October 13, 2017

CoreCivic, Inc.

10 Burton Hills Boulevard

Nashville, Tennessee 37215

Ladies and Gentlemen:

We have acted as local Colorado counsel to CoreCivic, Inc., a Maryland corporation (the “Company”), and Correctional Management, Inc., a Colorado corporation (the “Colorado Subsidiary Guarantor”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), pursuant to a registration statement on Form S-3 (File No. 333-204234), as amended, filed by the Company with the Securities and Exchange Commission (the “Commission”), including the prospectus contained therein, as supplemented by the prospectus supplement, dated October 11, 2017 (the “Prospectus Supplement”) filed with the Commission (collectively, the “Registration Statement”), of $250,000,000 aggregate principal amount of the Company’s 4.75% Senior Notes due 2027 (the “Notes”), issued pursuant to (i) that certain Base Indenture, dated as of September 25, 2015, between the Company and U.S. Bank National Association, as trustee (in such capacity, the “Trustee”), as supplemented by that certain Second Supplemental Indenture, dated as of October 13, 2017 (the “Supplemental Indenture”), by and among the Company, the Guarantors (as defined therein) party thereto, including the Colorado Subsidiary Guarantor, and the Trustee (as so supplemented, the “Indenture”), and (ii) that certain Underwriting Agreement, dated as of October 11, 2017 (the “Underwriting Agreement”), between Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and SunTrust Robinson Humphrey, Inc., as representatives of the several underwriters named in Schedule A thereto, and the Company.

In our capacity as such counsel, we are familiar with the proceedings taken and proposed to be taken by the Company and the Colorado Subsidiary Guarantor in connection with the registration of the Notes and the guarantee thereof by the Colorado Subsidiary Guarantor pursuant to the Indenture, as described in the Registration Statement. For purposes of this opinion letter, and except to the extent set forth in the opinions below, we have assumed all such proceedings have been timely completed or will be timely completed in the manner presently proposed in the Registration Statement.

For purposes of issuing this opinion letter, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction as being true copies of (i) the Registration Statement, (ii) the Indenture, (iii) the Underwriting Agreement, (iv) the articles of incorporation and bylaws, each as amended to date, of the Colorado Subsidiary Guarantor, (v) the resolutions of the board of directors of the Colorado Subsidiary Guarantor with respect to the Notes and the guarantee thereof by the Colorado Subsidiary Guarantor pursuant to the Indenture and (vi) such other documents, agreements, instruments and corporate records and proceedings, as we have deemed necessary or appropriate for purposes of this opinion letter. We have also obtained from officers and other representatives of the Colorado Subsidiary Guarantor and from public officials, and have relied upon, such certificates, representations and assurances as we have deemed necessary or appropriate for the purpose of issuing the opinions set forth herein.

100 North City Parkway, Suite 1600 Las Vegas, NV 89106-4614 main 702.382.2101

CoreCivic, Inc.

October 13, 2017

Without limiting the generality of the foregoing, in issuing this opinion letter, we have, with your permission, assumed without independent verification that (i) the statements of fact and representations and warranties set forth in the documents we have reviewed are true and correct as to factual matters; (ii) each natural person executing a document has sufficient legal capacity to do so; (iii) all documents submitted to us as originals are authentic, the signatures on all documents that we have examined are genuine, and all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original documents; and (iv) all corporate records made available to us by the Colorado Subsidiary Guarantor, and all public records we have reviewed, are accurate and complete.

We are qualified to practice law in the State of Colorado. The opinions set forth herein are expressly limited to the general corporate laws of the State of Colorado in effect on the date hereof, and we do not purport to be experts on, or to express any opinion with respect to the applicability or effect of, the laws of any other jurisdiction. We express no opinion herein concerning, and we assume no responsibility as to laws or judicial decisions related to, or any orders, consents or other authorizations or approvals as may be required by, any federal laws, rules or regulations, including, without limitation, any federal securities laws, rules or regulations, or any state securities or “Blue Sky” laws, rules or regulations.

Based on the foregoing and in reliance thereon, and having regard to legal considerations and other information that we deem relevant, we are of the opinion that:

1.    The Colorado Subsidiary Guarantor is validly existing as a corporation and in good standing under the laws of the State of Colorado.

2.    The Colorado Subsidiary Guarantor has the corporate power and authority to enter into the Underwriting Agreement and the Supplemental Indenture and to perform its obligations thereunder and under the Indenture.

3.    The execution and delivery by the Colorado Subsidiary Guarantor of the Underwriting Agreement and the Supplemental Indenture and the performance by the Colorado Subsidiary Guarantor of its obligations thereunder and under the Indenture have been duly authorized by the Colorado Subsidiary Guarantor.

4.    The Supplemental Indenture and the Underwriting Agreement have been duly executed and delivered by the Colorado Subsidiary Guarantor.

The opinions expressed herein are based upon the applicable laws of the State of Colorado and the facts in existence on the date hereof. In delivering this opinion letter to you, we disclaim any obligation to update or supplement the opinions set forth herein or to apprise you of any changes in such laws or facts after the later of the date hereof and the filing date of the Prospectus Supplement. No opinion is offered or implied as to any matter, and no inference may be drawn, beyond the strict scope of the specific issues expressly addressed by the opinions set forth herein.

We hereby consent to your filing this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. Subject to all of the qualifications, limitations, exceptions, restrictions and assumptions set forth herein, Bass, Berry & Sims PLC may rely on this opinion letter as if it were an addressee hereof on this date for the sole purpose of issuing its opinion letter to the Company relating to the registration of the Notes, as filed with the Commission.

Very truly yours,

/s/ Brownstein Hyatt Farber Schreck, LLP